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                                                                      Exhibit 12

                          Lockheed Martin Corporation
               Computation of Ratio of Earnings to Fixed Charges
                     For the Six Months Ended June 30, 2001
                          (In millions, except ratio)





Earnings

Earnings from continuing operations before income taxes                $ 414
Interest expense                                                         377
Amortization of debt premium and discount, net                             1
Portion of rents representative of an interest factor                     53
Losses and undistributed earnings of 50% and less than 50%
     owned companies, net                                                 63
                                                                       -----

Adjusted earnings from continuing operations before income taxes       $ 908
                                                                       =====

Fixed Charges

Interest expense                                                       $ 377
Portion of rents representative of an interest factor                     53
Amortization of debt premium and discount, net                             1
Capitalized interest                                                      --
                                                                       -----

Total fixed charges                                                    $ 431
                                                                       =====

Ratio of Earnings to Fixed Charges                                       2.1
                                                                       =====